Contact: Ray Wallin
Micrel, Incorporated
2180 Fortune Drive
San Jose, CA  95131
Phone:   (408) 944-0800

Press Release

MICREL REPORTS 2012 SECOND QUARTER FINANCIAL RESULTS

•	Revenues of $63.7 million increased 4.2% on a sequential basis
•	GAAP net income of $6.0 million, or $0.10 per diluted share, compared to $5.4 million, or $0.09 per diluted share, in the prior quarter
•	Non-GAAP earnings per diluted share of $0.12 compared to $0.11 in the prior quarter
•	Gross margin of 55.2%, up from 54.3% in the prior quarter
•	Second quarter book-to-bill ratio better than 1:1
•	Repurchased 872,000 shares of Micrel common stock for a total of $8.7 million
•	Company announces authorization of an additional $30.0 million to repurchase common stock
•	Dividend approved by Micrel’s Board of Directors at $0.04 per share

San Jose, CA, July 26, 2012 — Micrel, Incorporated (Nasdaq NM: MCRL), an industry leader in analog, high bandwidth communications and Ethernet IC solutions, today announced financial results for the second quarter ended June 30, 2012.

Second quarter revenues totaled $63.7 million, an increase of $2.5 million, or 4.2%, from $61.2 million in the first quarter of 2012. The sequential quarter increase in revenues during the second quarter is primarily due to strong sales of high bandwidth products along with the integration of PhaseLinkTM which was acquired by the Company in early April.

Second quarter 2012 GAAP net income of $6.0 million, or $0.10 per diluted share, compares to first quarter 2012 GAAP net income of $5.4 million, or $0.09 per diluted share, and GAAP net income of $10.7 million, or $0.17 per diluted share in the same period in 2011.  Second quarter 2012 non-GAAP net income of $7.3 million, or $0.12 per diluted share, compares to first quarter 2012 non-GAAP net income of $6.6 million, or $0.11 per diluted share, and non-GAAP net income of $11.6 million, or $0.18 per diluted share in the same period in 2011.  A reconciliation of the GAAP net income to non-GAAP net income is provided in the financial tables at the end of this press release.  Non-GAAP results exclude the impact of stock-based compensation expense and the related tax effects.

Micrel Reports 2012 Second Quarter Financial Results
July 26, 2012

Commenting on the second quarter performance, Micrel’s President and CEO Ray Zinn said, “Micrel overcame a very challenging global economic environment to generate sequential revenue growth of 4.2% in the second quarter. Revenues of $63.7 million during the quarter benefited from strong sales of the Company’s timing and communications products, including contributions from the recent acquisition of PhaseLinkTM. This growth was moderated by weaker than expected demand from our sell-through distributors primarily in Europe.  Operationally, the better than expected gross margin of 55.2% benefited from a richer mix of higher-margin products and improved factory utilization.  In addition, our commitment to product development continues to bear fruit as evidenced by our recent design wins, new product introductions and a book-to-bill ratio that was solidly over 1:1 during the second quarter.”

“Importantly,” Mr. Zinn emphasized, “Micrel continues to operate from a position of financial strength.  Cash flow from operating activities improved in the quarter, and our cash, cash equivalents and short term investments balance was $119.4 million, or $1.96 per diluted share.  Our balance sheet provides Micrel with significant financial flexibility to re-invest in our business and create long-term shareholder value.  In addition to completing the acquisition of PhaseLinkTM, during the second quarter we maintained our quarterly cash dividend as well as repurchased approximately 872,000 shares of Micrel common stock for a total of $8.7 million.”

Outlook

Mr. Zinn concluded, “With the continued growth of new product introductions and the integration of PhaseLinkTM proceeding well, we expect to see operating momentum to continue in the second-half of 2012.  Although our third quarter of 2012 beginning backlog is higher than it was entering the second quarter of 2012 and our book-to-bill ratio is greater than one, the softness in bookings toward the end of the second quarter, and continuing into the third quarter of 2012, has reduced our visibility for the third quarter.  Since Micrel derives more than 50% of its revenue from its sell-through distributors, we depend heavily on this channel which primarily sells to industrial customers.  Most of our distributors are forecasting their business to be no better than flat sequentially in the third quarter of 2012 due to the current weak global economic environment. With this as a backdrop, we believe that the third quarter of 2012 will be flattish on a sequential quarter basis, with revenues in the range of up to down 3%.  Gross profit margin is expected to be in the range of approximately 53.5% to 55.0% based on our anticipated product mix and factory utilization rate.  In addition, the Company estimates that third quarter 2012 GAAP net income will be approximately $0.07 to $0.11 per diluted share.”

Micrel Reports 2012 Second Quarter Financial Results
July 26, 2012

Dividend

The Company announced today that Micrel’s Board of Directors has authorized a quarterly cash dividend of $0.04 per share of common stock.  The payment of this dividend will be made on August 23, 2012 to shareholders of record as of August 9, 2012.

Increase in Share Repurchase Plan Authorization

The Company announced today that its Board of Directors has authorized the repurchase of an additional $30.0 million of the Company’s common stock.  This new authorization is in addition to the remaining $9.0 million of the Board of Director’s previous authorization and brings the total available for repurchase of stock to approximately $39.0 million.  The repurchases may occur from time to time in the open market or in privately negotiated transactions; provided that the repurchases are made in accordance with the terms of Rule 10b-18 under the Securities Exchange Act of 1934, as amended.  The timing and amount of any repurchase of shares will be determined by the Company’s management, based on its evaluation of market conditions, cash on hand and other factors.  The authorization will stay in effect until the aggregate authorized amount is expended or the authorization is modified by the Board of Directors.

Conference Call

The Company will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time), on July 26, 2012.  President and Chief Executive Officer Raymond Zinn and Chief Financial Officer Ray Wallin will present an overview of the 2012 second quarter financial results, discuss current business conditions, and then respond to questions.

The call is available, live, to any interested party, on a listen-only basis, by dialing (866) 200-6965 and entering the participant code 72583233 followed by the # key.  For international callers, please dial (646) 216-7221 and enter the participant code 72583233 followed by the # key.  A live webcast will also be available at the ‘Investors’ section of Micrel’s website at: www.micrel.com.  An audio replay of the conference call will be available through August 2, 2012, by dialing (866) 206-0173 or (646) 216-7204 and entering the participant code 273654 followed by the # key.  The webcast replay will also be available on the Company’s website.

Micrel Reports 2012 Second Quarter Financial Results
July 26, 2012

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release includes statements that qualify as forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements about the following topics: our expectations regarding future financial results, including revenues, customer demand and inventories, order lead times, backlog, turns-fill requirements, net income, earnings per share, gross margin, average selling prices, the effect of cost-control efforts, supply chain constraints, channel inventory levels and trends, capacity utilization, development of new products, design wins and customer order patterns, and the nature and extent of macro-economic and industry trends.  Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially.  Those risks and uncertainties include, but are not limited to, such factors as: softness in demand for our products; customer decisions to cancel, reschedule, or delay orders for our products; the effect that lead times and channel inventories have on the demand for our products; economic or financial difficulties experienced by our customers; the effect of business conditions in the computer, wireless, telecommunications and industrial markets; the impact of any previous or future acquisitions; changes in demand for networking or high bandwidth communications products; the impact of competitive products and pricing and alternative technological advances; the accuracy of estimates used to prepare the Company’s financial statements and forecasts; the global economic situation; the ability of the Company’s vendors and subcontractors to supply or manufacture the Company’s products in a timely manner; the timely and successful development and market acceptance of new products and upgrades to existing products; softness in the economy and the U.S. stock markets as a whole; fluctuations in the market price of Micrel’s common stock and other market conditions; the difficulty of predicting our future cash needs; the nature of other investment opportunities available to the Company from time to time; Micrel’s operating cash flow, and economic and industry projections.  For further discussion of these risks and uncertainties, please refer to the documents the Company files with the SEC from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.  All forward-looking statements are made as of today, and the Company disclaims any duty to update such statements.

Micrel Reports 2012 Second Quarter Financial Results
July 26, 2012

Non-GAAP Reporting

The Company presents non-GAAP financial measures only because investors and financial analysts use non-GAAP results in their analysis of historical results and projections of the Company’s future operating results.  The Company’s management uses non-GAAP measures on a limited basis, primarily for employee performance-based compensation.  In order to facilitate the computation of non-GAAP results for the financial analyst community and investors, the Company makes reference to non-GAAP net income and earnings per share.  These non-GAAP results exclude the impact of stock-based compensation expense and the related tax effects.  Micrel references those results to allow a better comparison of results in the current period to those in prior periods and to provide insight to the Company’s on-going operating performance after exclusion of these items.  The Company has reconciled such non-GAAP results to the most directly comparable GAAP financial measures in the financial tables at the end of this press release.

Reference to these non-GAAP results should be considered in addition to results that are prepared under current accounting standards, but should not be considered a substitute for results that are presented in accordance with GAAP.  It should also be noted that Micrel’s non-GAAP information may be different from the non-GAAP information provided by other companies.

About Micrel

Micrel, Inc. is a leading global manufacturer of IC solutions for the worldwide analog, Ethernet and high bandwidth markets.  The Company’s products include advanced mixed-signal, analog and power semiconductors; high performance communication, clock management, Ethernet switch and physical layer transceiver ICs.  Company customers include leading manufacturers of enterprise, consumer, industrial, mobile, telecommunications, automotive, and computer products.  Corporation headquarters and state-of-the-art wafer fabrication facilities are located in San Jose, CA with regional sales and support offices and advanced technology design centers situated throughout the Americas, Europe and Asia.  In addition, the Company maintains an extensive network of distributors and reps worldwide.  Web: www.micrel.com.  For further information, contact Ray Wallin at: Micrel, Incorporated, 2180 Fortune Drive, San Jose, California 95131, (408) 944-0800; or visit the Micrel website at: www.micrel.com.

-Financial Tables to Follow-

Micrel Reports 2012 Second Quarter Financial Results
July 26, 2012

MICREL, INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,
	2012	2011	2012	2012	2011
Net revenues	$63,699	$68,510	$61,151	$124,850	$136,004
Cost of revenues*	28,565	28,585	27,975	56,540	58,230
Gross profit	35,134	39,925	33,176	68,310	77,774
Operating expenses:
Research and development*	13,920	12,231	13,324	27,244	24,752
Selling, general and administrative*	12,179	11,672	11,160	23,339	23,763
Total operating expenses	26,099	23,903	24,484	50,583	48,515
Income from operations	9,035	16,022	8,692	17,727	29,259
Interest and other income (expense):
Interest income	187	177	201	388	367
Interest expense	(42)	(2)	(5)	(47)	(18)
Other income (expense)	(123)	36	-	(123)	75
Interest and other income (expense), net	22	211	196	218	424
Income before income taxes and noncontrolling interest	9,057	16,233	8,888	17,945	29,683
Provision for income taxes	3,026	5,512	3,472	6,498	9,897
Net income before noncontrolling interest	6,031	10,721	5,416	11,447	19,786
Less: Net income attributable to noncontrolling interest	(4)	-	-	(4)	-
Net income	$6,027	$10,721	$5,416	$11,443	$19,786

Net income per share:
Basic	$0.10	$0.17	$0.09	$0.19	$0.32
Diluted	$0.10	$0.17	$0.09	$0.19	$0.31

Shares used in computing per share amounts:
Basic	60,217	62,167	60,855	60,533	62,007
Diluted	60,837	63,027	61,639	61,219	63,057

* Includes amortization of stock-based
compensation as follows:
Cost of revenues	$282	$284	$284	$566	$526
Research and development	812	525	745	1,557	1,051
Selling, general and administrative	815	503	753	1,568	1,108

Micrel Reports 2012 Second Quarter Financial Results
July 26, 2012

MICREL, INCORPORATED
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	June 30,	March 31,	June 30,
	2012	2011	2012	2012	2011

GAAP Net income	$6,027	$10,721	$5,416	$11,443	$19,786
Adjustments to GAAP Net Income:
Stock-based compensation included in:
Cost of revenues	282	284	284	566	526
Research and development	812	525	745	1,557	1,051
Selling, general and administrative	815	503	753	1,568	1,108
Tax effect of adjustments to GAAP income	(679)	(449)	(626)	(1,305)	(992)
Total Adjustments to GAAP Net Income	1,230	863	1,156	2,386	1,693
Non-GAAP income*	$7,257	$11,584	$6,572	$13,829	$21,479

Non-GAAP shares used in computing non-GAAP
income per share (in thousands):
Basic	60,217	62,167	60,855	60,533	62,007
Diluted**	61,142	63,296	61,907	61,514	63,331

GAAP income per share - Basic	$0.10	$0.17	$0.09	$0.19	$0.32
Total Adjustments to GAAP Net Income	0.02	0.02	0.02	0.04	0.03
Non-GAAP income per share - Basic	$0.12	$0.19	$0.11	$0.23	$0.35

GAAP income per share - Diluted	$0.10	$0.17	$0.09	$0.19	$0.31
Total Adjustments to GAAP Net Income	0.02	0.01	0.02	0.03	0.03
Non-GAAP income per share - Diluted	$0.12	$0.18	$0.11	$0.22	$0.34

* Non-GAAP results were reached by excluding the stock-based compensation expense and related income tax effects. Non-GAAP results are presented to supplement our GAAP consolidated financial statements to allow a better comparison of results in the current period to those in prior periods and to provide meaningful insight to the Company's on-going operating performance after exclusion of these items.

** Non-GAAP shares have been adjusted from diluted outstanding shares calculated under ASC 718.

Micrel Reports 2012 Second Quarter Financial Results
July 26, 2012

MICREL, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2012	2011
ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$119,430	$137,875
Accounts receivable, net	31,067	25,385
Inventories	37,704	36,286
Income taxes receivable	-	6,881
Other current assets	1,987	2,883
Deferred income taxes	23,161	22,854
Total current assets	213,349	232,164

LONG-TERM INVESTMENTS	6,780	6,857
PROPERTY, PLANT AND EQUIPMENT, NET	60,927	60,884
DEFERRED INCOME TAXES	10,009	8,657
GOODWILL	6,088	-
INTANGIBLE ASSETS, NET	8,455	-
OTHER ASSETS	2,510	1,413
TOTAL	$308,118	$309,975

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$16,293	$17,096
Deferred income on shipments to distributors	30,766	30,671
Other current liabilities	9,265	9,329
Total current liabilities	56,324	57,096

LONG-TERM INCOME TAXES PAYABLE	6,471	6,450
LONG-TERM DEFFERRED INCOME TAXES	890	-

MICREL, INCORPORATED SHAREHOLDERS' EQUITY	243,452	246,429
NONCONTROLLING INTEREST	981	-
TOTAL SHAREHOLDERS' EQUITY	244,433	246,429
TOTAL	$308,118	$309,975